Molson Coors Appoints Rosalind G. Brewer

to its Board of Directors

MONTREAL, Canada, and DENVER, Colorado, March 2, 2006 -- Eric H. Molson, Chairman of the Board, is pleased to announce the appointment of Rosalind G. Brewer to the Board of Directors of Molson Coors Brewing Company.

Ms. Brewer is an accomplished senior executive within the Kimberly-Clark Corporation, a leading global health and hygiene company, providing personal care, consumer tissue, away-from-home and health care products. She is currently President of the Global Nonwovens sector having global oversight for operations, manufacturing, technology and R&D. The Nonwovens unit produces synthetic materials for use in many of Kimberly-Clark's personal and health care products.

Ms. Brewer joined Kimberly-Clark in 1984 as a chemist and quickly moved within the organisation into increasingly senior management roles, while also acquiring expertise and P&L experience in the commercial side of the business, in such areas as sales and marketing and brand management. In addition, she serves on several management committees for Kimberly-Clark, including the corporate Diversity and the Compensation and Benefits committees.

"We are very proud and fortunate to have Rosalind Brewer join our board of directors. In addition to her strong background in consumer brands, her experience at Kimberly-Clark brings us significant manufacturing and industrial process depth. The addition of her expertise to our board is of great value to Molson Coors," said Eric H. Molson.

Rosalind Brewer graduated from Spelman College in Atlanta, Georgia with a B.S. in Chemistry and serves on several non-profit boards out of her home base in Atlanta, Georgia. She is Immediate Past President of Georgia's Board of Directors Network.

Her appointment to the Molson Coors Brewing Company board was effective February 27, 2006.

Molson Coors Brewing Company is the fifth-largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is the leading brewer in Canada, the second-largest in the U.K, and the third-largest in the U.S. The company's brands include Coors Light, Molson Canadian, Molson Dry, Carling, Coors and Keystone. For more information on Molson Coors, visit the company's website, www.molsoncoors.com .

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